Exhibit 99.1

NEWS RELEASE

Media Contact:

Doug Kline

Sempra Energy

(877) 340-8875

www.sempra.com

Financial Contacts:

Scott Tomayko/Victor Vilaplana

Sempra Energy

(877) 736-7727

investor@sempra.com

SEMPRA ENERGY REPORTS

 HIGHER 2011 EARNINGS,

RAISES DIVIDEND 25 PERCENT

•

Full-year Adjusted Earnings per Share Increase 14 Percent

•

All Businesses Deliver Strong 2011 Performance

•

Dividend to Increase to $2.40 per Share from $1.92 per Share, on Annualized Basis

•

Company Sets New 2012 Earnings-per-share Guidance Range of

 $4 to $4.30, Reflecting Change in Accounting Method for Solar Tax Credits

SAN DIEGO, Feb. 28, 2012 – Sempra Energy (NYSE: SRE) today reported 2011 earnings of $1.4 billion, or $5.62 per diluted share, compared with earnings of $739 million, or $2.98 per diluted share, in 2010.

Sempra Energy’s adjusted earnings in 2011 were $1.1 billion, or $4.47 per diluted share, up approximately 14 percent from 2010 adjusted earnings of $974 million, or $3.93 per diluted share.  The company’s 2011 adjusted earnings excluded a second-quarter 2011 gain of $277 million related to the South American utility acquisitions.  In 2010, Sempra Energy’s adjusted earnings excluded a $139 million charge for a write-down on the RBS Sempra Commodities investment and an after-tax litigation charge of $96 million.

In the fourth quarter 2011, Sempra Energy’s earnings were $292 million, or $1.21 per diluted share, compared with $280 million, or $1.15 per diluted share, in the prior year’s quarter.

Also this morning, Sempra Energy announced that the company’s board of directors has approved a 25-percent increase in the quarterly dividend on shares of the company’s common stock to $0.60 per share, or $2.40 per share on an annualized basis, from $0.48 per share, or $1.92 per share on an annualized basis.  While this increase represents a higher payout target than the board previously established, the board reaffirmed a target payout ratio of 45 percent to 50 percent over the long term.  The first quarterly installment of the new dividend is payable April 15, 2012, to shareholders of record on March 26, 2012.

“We are extremely pleased with our 2011 financial results,” said Debra L. Reed, chief executive officer of Sempra Energy.  “All of our businesses continue to perform well.  We exceeded our financial objectives for the year and, earlier today, we announced a significant increase in our dividend to shareholders.  We also have restructured our organization to enhance the integration of our assets.”

On Jan. 1, as announced previously, Sempra Energy consolidated Sempra Generation, Sempra Pipelines & Storage and Sempra LNG into two new operating units:  Sempra International and Sempra U.S. Gas & Power.  Beginning in the first quarter 2012 and going forward, Sempra Energy will report earnings from its four principal operating units:  San Diego Gas & Electric (SDG&E), Southern California Gas Co. (SoCalGas), Sempra International and Sempra U.S. Gas & Power.

SUBSIDIARY OPERATING RESULTS

San Diego Gas & Electric

Earnings for SDG&E increased to $431 million in 2011 from $369 million in 2010.   SDG&E’s fourth-quarter 2011 earnings were $158 million, up from $105 million in 2010, primarily due to favorable resolution of regulatory matters, earnings from construction projects in progress and higher authorized margin.  The higher authorized margin in the fourth quarter reflected the transfer of the El Dorado Energy natural gas-fired power plant to SDG&E from Sempra Generation in October 2011.

Southern California Gas Co.

SoCalGas earned $287 million in 2011, compared with $286 million in 2010.  In the fourth quarter 2011, SoCalGas earned $79 million, compared with $74 million in the fourth quarter 2010.

Sempra Generation

Sempra Generation’s 2011 earnings were $137 million, up from $103 million in 2010.   Sempra Generation recorded a loss of $6 million in the fourth quarter 2011, compared with earnings of $43 million in the fourth quarter 2010, due primarily to the expiration of the 10-year California Department of Water Resources power-supply contract in September 2011.

In December 2011, the California Public Utilities Commission approved a 25-year contract for Sempra Generation to sell 150 megawatts (MW) of renewable power from its Copper Mountain Solar 2 project in Nevada to Pacific Gas and Electric.  Construction has begun on the 1,100-acre solar project and the first 92 MW of solar panels are expected to be installed by the end of January 2013.

Last month, Sempra U.S. Gas & Power announced an expansion of its strategic relationship with BP Wind Energy to develop wind farms in Pennsylvania and Kansas representing a combined investment by both companies of more than $1 billion.  The two wind farms are expected to be completed by the end of 2012 and have a combined total output of 560 MW.

Sempra Pipelines & Storage

Earnings for Sempra Pipelines & Storage increased to $527 million in 2011 from $159 million in 2010.   Sempra Pipelines & Storage recorded a $277 million gain in the second quarter 2011 from the South American utility acquisitions.  Fourth-quarter earnings for Sempra Pipelines & Storage were $70 million, up from $39 million in 2010.   The higher fourth-quarter earnings were due primarily to additional earnings from Sempra Pipelines & Storage’s acquisition of the controlling interest in the South American utilities in April 2011.

Sempra LNG

In 2011, Sempra LNG earnings increased to $99 million from $68 million in 2010.   In 2011, Sempra LNG benefited from marketing activities and additional revenues from contracted cargoes that were not delivered.

 In the fourth quarter 2011, Sempra LNG’s earnings rose to $24 million from $18 million in the prior-year’s fourth quarter.

2012 Guidance

Effective Jan. 1, Sempra Energy adopted the deferral accounting method for the company’s solar-generation projects.   Previously, Sempra Energy employed flow-through accounting for its solar projects, recognizing the tax benefits in the year each project was placed into service.  Now, the tax benefits will be recognized over the life of the projects.  This change in accounting will have no impact on the economics of the projects and will result in a more even earnings profile.

Reflecting the impact of this accounting change, Sempra Energy today announced a new 2012 earnings-per-share guidance range of $4.00 to $4.30.

Internet Broadcast

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EST with senior management of the company.  Access is available by logging onto the Web site at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 3475513.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2011 revenues of $10 billion.  The Sempra Energy companies’ 17,500 employees serve more than 31 million consumers worldwide.

Non-GAAP Financial Measures

Unless otherwise indicated, earnings discussions in this press release refer to earnings that are calculated under generally accepted accounting principles (GAAP) used in the U.S.  The 2011 and 2010 full-year adjusted earnings and earnings per share are non-GAAP financial measures. Additional information regarding these non-GAAP financial measures is in the appendix on Table A of the company’s year-end financial tables.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” ”will,” “would,” ”could,” “should,” “potential,” “target,” “depends,” or similar expressions, or discussions of guidance, strategies, plans or intentions. These forward-looking statements represent our estimates and assumptions only as of the date of this news release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, California State Legislature, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, California Energy Commission, California Air Resources Board, and other regulatory, governmental and environmental bodies in the United States and other countries where the company does business; capital market conditions, including the availability of credit and the liquidity of our investments; inflation, interest and exchange rates; the impact of benchmark interest rates, generally the U.S. Treasury bond and Moody’s A-rated utility bond yields, on the cost of capital for SDG&E and SoCalGas; energy markets, including the timing and extent of changes and volatility in commodity prices; the availability of electric power, natural gas and liquefied natural gas, including disruptions caused by failures in the North American transmission grid, pipeline explosions and equipment failures; weather conditions, natural disasters, catastrophic accidents, and conservation efforts; risks inherent in nuclear power generation and radioactive materials storage, including catastrophic release of such materials; wars, terrorist attacks and cyber security threats; business, regulatory, environmental and legal decisions and requirements; expropriation of assets by foreign governments and title and other property disputes; the status of deregulation of retail natural gas  and electricity delivery; the timing and success of business development efforts and construction, maintenance and capital projects; the inability or determination not to enter into long-term supply and sales agreements or long-term capacity agreements; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission (SEC).  These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov, and on the company’s website at www.sempra.com.

Sempra International, LLC, and Sempra U.S. Gas & Power, LLC, are not the same companies as San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas) and Sempra International and Sempra U.S. Gas & Power are not regulated by the California Public Utilities Commission.

Note: Formerly known as entities Sempra Generation, Sempra LNG and Sempra Pipelines & Storage have now been realigned under Sempra International and Sempra U.S. Gas & Power.

SEMPRA ENERGY
Table A

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Years ended
	December 31,		December 31,
(Dollars in millions, except per share amounts)	2011	2010	2011	2010
	(unaudited)
REVENUES
Utilities	$ 2,389	$ 1,869	$ 8,322	$ 7,019
Energy-related businesses	215	476	1,714	1,984
Total revenues	2,604	2,345	10,036	9,003
EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(499)	(523)	(1,866)	(2,012)
Cost of electric fuel and purchased power	(421)	(157)	(1,397)	(637)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(52)	(245)	(746)	(1,046)
Other cost of sales	(14)	(21)	(137)	(88)
Litigation expense	(7)	15	(37)	(169)
Other operation and maintenance	(815)	(717)	(2,788)	(2,499)
Depreciation and amortization	(248)	(224)	(978)	(867)
Franchise fees and other taxes	(84)	(84)	(343)	(327)
Equity earnings (losses), before income tax:
RBS Sempra Commodities LLP	-	(24)	(24)	(314)
Other	13	(2)	33	22
Remeasurement of equity method investments	-	-	277	-
Other income, net	44	58	130	140
Interest income	5	3	26	16
Interest expense	(121)	(113)	(465)	(436)
Income before income taxes and equity earnings of certain
unconsolidated subsidiaries	405	311	1,721	786
Income tax expense	(97)	(17)	(366)	(102)
Equity earnings, net of income tax	7	7	52	49
Net income	315	301	1,407	733
(Earnings) losses attributable to noncontrolling interests	(21)	(18)	(42)	16
Preferred dividends of subsidiaries	(2)	(3)	(8)	(10)
Earnings	$ 292	$ 280	$ 1,357	$ 739

Basic earnings per common share	$ 1.22	$ 1.17	$ 5.66	$ 3.02
Weighted-average number of shares outstanding, basic (thousands)	239,803	239,465	239,720	244,736

Diluted earnings per common share	$ 1.21	$ 1.15	$ 5.62	$ 2.98
Weighted-average number of shares outstanding, diluted (thousands)	241,756	242,519	241,523	247,942
Dividends declared per share of common stock	$ 0.48	$ 0.39	$ 1.92	$ 1.56

SEMPRA ENERGY
Table A (Continued)

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED
EARNINGS AND 2011 EARNINGS PER SHARE GUIDANCE EXCLUDING GAIN FROM
REMEASUREMENT OF EQUITY METHOD INVESTMENTS (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share and earnings per share guidance in 2011 excluding a $277 million gain from the remeasurement of equity method investments in Chilquinta Energía and Luz del Sur in the second quarter of 2011 are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States). Adjusted Earnings and Adjusted Earnings Per Share in 2010 exclude a $139 million write-down of our investment in RBS Sempra Commodities in the third quarter and a $96 million charge for a litigation settlement in the first quarter. Statistics using these amounts, including percentage changes from period to period, also result in non-GAAP measures. Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of Sempra Energy's business operations from 2011 to 2010 and to future periods. Accordingly, 2011 guidance of $4 to $4.30 per diluted share excludes the second quarter gain of $277 million, or $1.15 per diluted share, based on shares outstanding through December 31, 2011. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings and Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended December 31,			Years ended December 31,
(Dollars in millions, except per share amounts)	2011		2010	2011		2010
Sempra Energy GAAP Earnings	$ 292		$ 280	$ 1,357		$ 739
Less: Remeasurement Gain in 2011	-		-	(277)		-
Add: Write-down of Joint Venture Investment in 2010	-		-	-		139
Add: Litigation Settlement Charge in 2010	-		-	-		96
Sempra Energy Adjusted Earnings	$ 292		$ 280	$ 1,080		$ 974

Diluted earnings per common share:
Sempra Energy GAAP Earnings	$ 1.21	(1)	$ 1.15	$ 5.62	(1)	$ 2.98
Sempra Energy Adjusted Earnings	$ 1.21	(2)	$ 1.15	$ 4.47	(2)	$ 3.93
Weighted-average number of shares outstanding, diluted (thousands)	241,756		242,519	241,523		247,942

(1) Percentage increases from fourth quarter and year-to-date 2010 earnings per share were 5% and 89%, respectively.
(2) Percentage increases from fourth quarter and year-to-date 2010 earnings per share were 5% and 14%, respectively.

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in millions)	2011	2010

Assets
Current assets:
Cash and cash equivalents	$ 252	$ 912
Restricted cash	24	131
Accounts receivable, net	1,345	1,032
Due from unconsolidated affiliates	-	34
Income taxes receivable	-	248
Deferred income taxes	-	75
Inventories	346	258
Regulatory balancing accounts – undercollected	38	-
Regulatory assets	89	90
Fixed-price contracts and other derivatives	85	81
Settlements receivable related to wildfire litigation	10	300
Other	143	192
Total current assets	2,332	3,353

Investments and other assets:
Restricted cash	22	27
Regulatory assets arising from pension and other postretirement
benefit obligations	1,126	869
Regulatory assets arising from wildfire litigation costs	594	364
Other regulatory assets	1,060	934
Nuclear decommissioning trusts	804	769
Investment in RBS Sempra Commodities LLP	126	787
Other investments	1,545	2,164
Goodwill	1,036	87
Other intangible assets	448	453
Sundry	691	600
Total investments and other assets	7,452	7,054
Property, plant and equipment, net	23,572	19,876
Total assets	$ 33,356	$ 30,283

Liabilities and Equity
Current liabilities:
Short-term debt	$ 449	$ 158
Accounts payable	1,107	864
Due to unconsolidated affiliates	-	36
Income taxes payable	16	-
Deferred income taxes	173	-
Dividends and interest payable	219	188
Accrued compensation and benefits	323	311
Regulatory balancing accounts – overcollected	105	241
Current portion of long-term debt	336	349
Fixed-price contracts and other derivatives	92	106
Customer deposits	142	129
Reserve for wildfire litigation	586	639
Other	615	765
Total current liabilities	4,163	3,786
Long-term debt	10,078	8,980

Deferred credits and other liabilities:
Customer advances for construction	142	154
Pension and other postretirement benefit obligations, net of plan assets	1,423	1,105
Deferred income taxes	1,554	1,561
Deferred investment tax credits	49	50
Regulatory liabilities arising from removal obligations	2,551	2,630
Asset retirement obligations	1,905	1,449
Other regulatory liabilities	87	138
Fixed-price contracts and other derivatives	301	290
Deferred credits and other	783	823
Total deferred credits and other liabilities	8,795	8,200
Contingently redeemable preferred stock of subsidiary	79	79
Equity:
Total Sempra Energy shareholders' equity	9,838	9,027
Preferred stock of subsidiaries	20	100
Other noncontrolling interests	383	111
Total equity	10,241	9,238
Total liabilities and equity	$ 33,356	$ 30,283

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(Dollars in millions)	2011	2010

Cash Flows from Operating Activities
Net income	$ 1,407	$ 733
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	978	867
Deferred income taxes and investment tax credits	(24)	48
Equity (earnings) losses	(61)	243
Remeasurement of equity method investments	(277)	-
Fixed-price contracts and other derivatives	2	13
Other	(15)	(55)
Net change in other working capital components	(225)	58
Distributions from RBS Sempra Commodities LLP	53	198
Changes in other assets	34	54
Changes in other liabilities	(5)	(5)
Net cash provided by operating activities	1,867	2,154

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,844)	(2,062)
Proceeds from sale of assets	2	303
Expenditures for investments and acquisition of businesses,
net of cash acquired	(941)	(611)
Distributions from RBS Sempra Commodities LLP	570	849
Distributions from other investments	64	371
Purchases of nuclear decommissioning and other trust assets	(755)	(371)
Proceeds from sales by nuclear decommissioning and other trusts	753	372
Decrease in restricted cash	653	195
Increase in restricted cash	(541)	(318)
Other	(31)	(11)
Net cash used in investing activities	(3,070)	(1,283)

Cash Flows from Financing Activities
Common dividends paid	(440)	(364)
Redemption of subsidiary preferred stock	(80)	-
Preferred dividends paid by subsidiaries	(8)	(10)
Issuances of common stock	28	40
Repurchases of common stock	(18)	(502)
Issuances of debt (maturities greater than 90 days)	2,098	1,125
Payments on debt (maturities greater than 90 days)	(482)	(905)
(Decrease) increase in short-term debt, net	(498)	568
Purchase of noncontrolling interests	(43)	-
Other	(23)	(21)
Net cash provided by (used in) financing activities	534	(69)

Effect of exchange rate changes on cash and cash equivalents	9	-

(Decrease) increase in cash and cash equivalents	(660)	802
Cash and cash equivalents, January 1	912	110
Cash and cash equivalents, December 31	$ 252	$ 912

SEMPRA ENERGY
Table D

BUSINESS UNIT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended		Years ended
	December 31,		December 31,
(Dollars in millions)	2011	2010	2011	2010
	(unaudited)
Earnings (Losses)
San Diego Gas & Electric	$ 158	$ 105	$ 431	$ 369
Southern California Gas	79	74	287	286
Sempra Generation	(6)	43	137	103
Sempra Pipelines & Storage	70	39	527	159
Sempra LNG	24	18	99	68
Parent & Other	(33)	1	(124)	(246)
Earnings	$ 292	$ 280	$ 1,357	$ 739

	Three months ended		Years ended
	December 31,		December 31,
(Dollars in millions)	2011	2010	2011	2010
	(unaudited)
Capital Expenditures and Investments
San Diego Gas & Electric	$ 669	$ 388	$ 1,831	$ 1,210
Southern California Gas	184	166	683	503
Sempra Generation	344	314	512	346
Sempra Pipelines & Storage	60	55	947	590
Sempra LNG	2	9	11	18
Parent & Other	4	2	6	6
Eliminations(1)	(205)	-	(205)	-
Consolidated Capital Expenditures and Investments	$ 1,058	$ 934	$ 3,785	$ 2,673

(1)	Amount represents elimination of intercompany sale of El Dorado power plant in October 2011.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
UTILITIES	2011	2010	2011	2010

Sempra Utilities – SDG&E and SoCalGas
Gas Sales (bcf)(1)	118	111	403	392
Transportation (bcf)(1)	155	176	620	641
Total Deliveries (bcf)(1)	273	287	1,023	1,033
Total Gas Customers (Thousands)			6,655	6,635

Electric Sales (Millions of kWhs)(1)	4,026	4,170	16,247	16,281
Direct Access (Millions of kWhs)	838	837	3,265	3,202
Total Deliveries (Millions of kWhs)(1)	4,864	5,007	19,512	19,483
Total Electric Customers (Thousands)			1,394	1,386

Sempra Pipelines & Storage – Utilities (2)
Natural Gas Sales (bcf)
Argentina	88	80	355	331
Mexico	6	5	22	21
Mobile Gas	11	10	40	37
Natural Gas Customers (Thousands)
Argentina			1,810	1,756
Mexico			90	89
Mobile Gas			89	91
Electric Sales (Millions of kWhs)
Peru	1,596	1,513	6,309	5,958
Chile	658	613	2,520	2,349
Electric Customers (Thousands)
Peru			926	890
Chile			609	593

(1) Includes intercompany sales

(2) Represents 100% of the distribution operations of the subsidiary, although the subsidiary in Argentina is not consolidated within Sempra Energy and the related investments are accounted for under the equity method.  The subsidiaries in Peru and Chile were also accounted for under the equity method until April 6, 2011, when they became consolidated entities upon our acquisition of additional ownership interests.

ENERGY-RELATED BUSINESSES

Sempra Generation
Power Sold (Millions of kWhs)	2,165	5,614	13,814	20,886